Exhibit 10.33
RELOCATION POLICY
EXECUTIVE

EXECUTIVE	August 2009

Congratulations on your upcoming relocation with Intuit.
Although this is an exciting time, Intuit recognizes the disruption a move can cause. Recognizing this, we have engaged Bristol Global Mobility (Bristol) to partner with you on your relocation. They are committed to managing your end to end experience and assisting you with any questions or concerns that you may have.
Upon receipt of your signed Offer Letter and the Repayment Agreement, Intuit will contact Bristol regarding your approved relocation. Bristol will in turn contact you within 24 hours of this notification. A Bristol Mobility Advisor will provide consultation on your relocation benefit package and coordinate Intuit’s preferred providers who will assist during your relocation.
We recommend that you become fully involved in your move and work closely with the professionals Intuit has made available to you. Planning your move with a clear understanding of Intuit’s relocation policy by reading these guidelines will also help to avoid unpleasant surprises such as non-reimbursable costs.
The most successful moves are those that are well planned. Therefore, it is important for you to form a partnership with Intuit and Bristol in this process.
Best wishes for a successful relocation!

EXECUTIVE	August 2009

GENERAL INFORMATION
Intuit’s relocation policy and these relocation guidelines are intended to assist you with the costs associated with your relocation. These guidelines allow for reimbursement of eligible costs, as outlined.
Nothing in these relocation guidelines change the at-will status of your employment. Your employment may be terminated by you or Intuit at any time for any reason or no reason at all, without prior notice. Final interpretation of these guidelines rests solely with the SVP of Human Resources.
If you have any questions about Intuit’s relocation policy or these guidelines, please contact Ann Anderson at 520.901.3176 or ann_anderson@intuit.com.
PROGRAM ELIGIBILITY
Intuit’s relocation program is designed to help you experience a smooth transition to your new location. The program reimburses you for many living, travel and most moving expenses associated with your relocation, as well as assisting with certain estimated federal tax liabilities.
Eligibility for relocation assistance under the executive relocation policy requires the following:
•	You are a director or officer new hire, or a director or officer transferring locations at Intuit’s request.

•	The distance between your new work location and your current residence is fifty (50) miles further than the distance between your current residence and the old work location.

•	All relocation expenses must be incurred and submitted for reimbursement within one (1) year from your start date (new hires) or transfer date (internal transfers).

EXECUTIVE	August 2009

TAX INFORMATION
Tax Classification of Expenses
Intuit follows strict Federal guidelines for reporting expenses associated with an employee’s relocation. All relocation reimbursements provided to you will be categorized into two classes: (1) expenses which are not classified as compensation and not subject to withholding taxes, and (2) expenses which are reportable as compensation and subject to withholding taxes. Examples of expenses in each category are provided below:
Category 1 (not necessary to report as income on W-2)
•	Cost of shipment and 30 day storage of your household goods

•	Most travel & lodging expenses relating to reporting to new location
Category 2 (expenses which must be reported as income on W-2 and taxes paid)
•	Storage over 30 days

•	Home finding trip(s)

•	Temporary living

•	All other relocation reimbursements, including lump sum relocation allowances
Expenses in Category 1 will not be included in wages.
Expenses in Category 2 must be reported as income and included in taxable wages on your annual W-2 Form. Category 2 expenses are subject to withholding taxes (Federal, Social Security, Medicare, state and local taxes, as appropriate). Except for the relocation allowance (which will have taxes withheld), the withholding tax obligations in Category 2 expenses will be paid by Intuit utilizing the “gross-up” method, The gross-up method pays additional taxes to the taxing authorities intended to minimize the tax burden associated with these expenses when they are reported as income to you. For example, combined income of spouse and other additional income can have an impact on your personal tax rates and Intuit does not take those personal tax factors into consideration.
If certain moving expenses are incurred which are paid personally by the employee and are not reimbursed by Intuit, the employee may be entitled, if all other guidelines are met, to claim these expenses as deductible moving expenses on their personal income tax return. It is the employee’s responsibility to understand the applicable tax laws and to substantiate any deduction claimed on their income tax return. For further reference, IRS Publication 521 is a helpful guide to the tax treatment of moving expenses.

EXECUTIVE	August 2009

TAX INFORMATION (continued)
Record-Keeping
You must retain copies of receipts and statements of expenses incurred in connection with your relocation. It is your responsibility to substantiate relocation expense claims submitted to Intuit.
Gross-Up Procedures
The gross-up allowance for Federal, State, Local, Social Security and Medicare tax liabilities will be coordinated by Bristol. The additional withholding tax that is paid will be reported by Intuit on your W-2. This gross up allowance will be calculated at year-end and you will be notified by Bristol of the results of the gross up calculation.
Processing of Expenditures
Relocation expenses and normal business expenses should not be combined on a single expense report. Relocation expenses must be processed through Bristol. Business expense reimbursement is processed separately by Intuit. Any business expenses will be governed by the published guidelines in effect for Intuit business travel.

EXECUTIVE	August 2009

FINDING YOUR NEW HOME
Home Finding Trip / Rental Assistance
This service is meant to assist the relocating employee and his/her family in finding a new home in a neighborhood that best meets the family’s needs and requests. Intuit offers home finding or rental assistance, at no cost to the employee.
Benefits that apply include:
•	Round trip coach airfare for you and your spouse/domestic partner, and child/children if they accompany you. Intuit Travel will assist with your travel arrangements and can be reached at 1-800-886-3718.

•	Reimbursement of expenses for your home/apartment search will be provided for the employee and spouse/domestic partner and child/children, as needed, for two (2) round-trip

•	If the employee chooses to drive to the new employment location, mileage will be reimbursed at the prevailing IRS rate.

•	Expenses at the new employment location:
•	Intuit will provide for reasonable expenses for lodging.

•	Your meals and incidental expenses will be covered at $50 a day for employee or $75 a day if accompanied by spouse/domestic partner plus an additional $25 a day for each child, as needed.

•	The rental of a full size automobile will be arranged by Intuit Travel.

•	In the event your child/children do not accompany you on the home finding trip, actual and reasonable childcare expenses for your child/children while you are on your home finding trip will be covered, not to exceed ten (10) days in the aggregate.
Other expenses such as telephone, laundry/dry cleaning, entertainment, are not reimbursable expenses.
Home Marketing Assistance
The Home Marketing Assistance program offers you professional marketing assistance through your Mobility Advisor in planning and executing a strategy for a successful sale of your home.
These services are available to you at no cost or obligation. At your request, your Mobility Advisor will discuss the details of the program during your initial call and will arrange to have a qualified real estate associate contact you for an appointment to visit your home. This appointment is for informational purposes only to assist you in developing an effective marketing strategy for your home. You are not obligated to list your home with this particular agent. The real estate agent(s) will be asked to prepare a Broker’s Market Analysis (BMA), which will be utilized by Bristol in preparing a comprehensive marketing plan. This plan will include suggestions on how to prepare your home for sale, recommended listing price and anticipated sales price range, information on comparable listings and recent sales, a designated buyer profile for your property and creative home sale promotion ideas. You are encouraged to review this information directly with both your Mobility Advisor and your real estate agent.

EXECUTIVE	August 2009

FINDING YOUR NEW HOME (continued)
If you choose this service, your Mobility Advisor will monitor the entire listing effort, including a review of competing homes and an evaluation of recently closed properties to ensure that a realistic pricing strategy is in place. In addition, your Mobility Advisor will coordinate proactive market strategy sessions with your selected agent to follow up on buyer and broker feedback, open house events and showing activity.
During your Home Marketing Assistance period, you must present any and all offers to your Mobility Advisor for review and approval to be eligible for the benefits offered under the home sale assistance program.
New Home Mortgage
Once you find a home that you intend to purchase, in most cases, you will need a mortgage to complete the transaction. To simplify this process, Bristol can arrange for mortgage assistance through Wells Fargo Bank or Bank of America. These national companies offer market competitive rates. This is an optional service that is provided for you in order to make the relocation process smoother. You may choose a lender outside of this program.
The benefits of using one of these national lenders are as follows:
•	Competitive rates for transferring employees

•	Fixed lender fees

•	Pre-approval prior to your home finding trip

•	Prompt mortgage approval and processing turn-around times

•	Reduced documentation requirements

•	Credit of working spouse income

•	Availability of variety of mortgage products
The Wells Fargo Home Mortgage team can be reached at:
1.800.457.4663 — Monday through Friday — 5:00am-9:00pm PST
The Bank of America Relocation team can be reached at:
1.800.659.7356 — Monday through Friday — 7:30 am-8:30pm CST/Saturday 9:00am-2:00pm CST

EXECUTIVE	August 2009

MOVING YOUR HOUSEHOLD GOODS
HOUSEHOLD GOODS SHIPMENT
Your Mobility Advisor will initiate your move with Mesa Systems, a United Van Lines Agent, to provide you with your household goods shipment benefit.
The Mobility Advisor works with you to establish a preliminary packing and moving schedule, which will be provided to Mesa so that your move time frame is identified as quickly as possible. A representative from Mesa will be contacting you to arrange for a pre-move survey. Then Mesa will work with you in all subsequent scheduling of packing, moving and delivery.
The following expenses and services are covered:
•	Packing, shipping, unpacking and one-time debris removal of boxes

•	Shipment of up to three (3) automobiles if the move is over 500 miles, or shipment of two (2) automobiles if the move is less than 500 miles

•	Storage of household goods for ninety (90) days

•	Full replacement value insurance

•	Service charges for disconnecting and reconnecting appliances
The following expenses and services are not covered:
•	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals

•	Shipment of firewood, lumber or other building materials

•	Shipment and/or boarding of household pets and livestock

•	Removal or disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures

•	Shipment of snowmobiles, boats, motorcycles, recreational vehicles, satellite dishes and unusually heavy or cumbersome materials

•	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value

•	Shipment of plants, food or other perishables

•	Overtime charges (time for packing and/or delivery during the evening hours and on the weekends, including all holidays) — such charges may be incurred; however, they will be at your own expense
This is not a complete list of the exclusions to the Plan. You should discuss any questions with your Mobility Advisor.
Be sure to be home or leave an adult personal representative present during the packing/loading operation and at time of delivery. Delivery consists of placing boxes in designated rooms, setting up beds and removing any loose packing materials. It does not include putting goods away or rearranging furniture. If you are considering doing some of your own packing, please discuss with your Mobility Advisor any limitations on their liability for packed by owner (PBO) items.

EXECUTIVE	August 2009

MOVING YOUR HOUSEHOLD GOODS (continued)
Please pay special attention to some important papers you will be asked to sign. The Bill of Lading authorizes your release of your household goods to the driver during transit. The Inventory List is the most important factor for any future damage claim. This list is considered the legal count of your belongings and also indicates their condition at the time they are released to the driver. It is important before signing that you make sure that the Inventory form lists every item in your shipment and that the entries regarding the condition of each item are correct. You have the right to note any disagreement. When your shipment is delivered, if an item is missing or damaged, your ability to recover from the mover for any loss or damage may depend on the notations made.
It is the employee’s responsibility to check off items, as they are unloaded. Only items found on this inventory list will be recognized in any future claims settlement. It is the employee’s responsibility to note any damage to your belongings, residence or automobile at time of delivery. You are allowed 100 days from date of delivery to file a damage claim on your personal household goods.
Storage
Every effort should be made to plan for a direct move of household goods to your final destination. Unloading goods and placing them in temporary storage, for any period, can double the cost of a move and increase the risk of damage to your items. Storage costs incurred beyond ninety (90) days will be the responsibility of the employee. Storage includes the cost of putting goods into storage and one delivery to your permanent residence. Only one complete delivery will be authorized to your permanent residence.
Automobiles
You may ship up to three (3) automobiles via commercial carrier if the move is over 500 miles. Insurance on such vehicles will be provided; however, vehicles that are shipped are not eligible for mileage reimbursement. If the distance is less than 500 miles and you have three (3) cars, then Intuit will ship up to two (2) automobiles and the third automobile will be driven by you. If the distance is less than 500 miles and you have two (2) cars, then Intuit will ship one (1) automobile and the second automobile will be driven by you. Mileage will be reimbursed based on the current IRS mileage reimbursement rate.
If autos are shipped, no personal items may be left in the auto, due to liability reasons. Antique or classic cars, or cars that are not in working order are the responsibility of the employee. If the employee elects to drive a motor home to the new location, reasonable in-transit expenses will be reimbursed, only if the motor home counts as one of the covered vehicles. The cost of the shipment of any automobile cannot be more than the NADA blue book value of the car. Campers and Trailers: Transportation of pull-behind campers and trailers is not a covered expense.

EXECUTIVE	August 2009

MOVING YOUR HOUSEHOLD GOODS (continued)
Pets
Intuit will not pay for the cost of shipping your household pets to the new location. Your Relocation Allowance should be utilized for this expense, including the cost of special crates, any required quarantines and boarding expenses while your pets are in transit. Your Mobility Advisor can put you in touch with firms that specialize in shipping pets, if you require such a service.
Insurance
Insurance at full replacement value is provided for your personal property while in transit. The insurance does not cover accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections and other collectibles.
You may need to consult with your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for your vacant property at the former location and/or new location, if applicable.

EXECUTIVE	August 2009

EN ROUTE GUIDELINES
Final Travel to New Location
Coach airfare for employee and family must be made fourteen (14) days in advance through Intuit travel. If driving, the mileage will be reimbursed at the prevailing IRS reimbursement rate. Automobile maintenance costs will be the employee’s responsibility. Intuit will provide for reasonable lodging and a meal per diem at $50/day for employee and $75/day accompanied by family. The employee should maintain all receipts to assist with tax reporting.
Temporary Living & Transportation
Upon arrival in the new location, temporary living (if necessary) will be provided for up to ninety (90) days prior to establishing a permanent residence. Synergy Corporate Housing, in partnership with Bristol, will arrange for a fully furnished apartment with laundry and cooking facilities.
Intuit will provide a full size rental automobile for up to ninety (90) days or until one of your personal vehicles has been shipped to your new location. Arrangements for the rental car are to be made through Intuit Travel (1-800-886-3718).
Daily living expenses, other than housekeeping, will be the responsibility of the employee.
If an employee is traveling on Intuit business during this period, expenses incurred should be charged in the usual manner and not as a relocation expense.

EXECUTIVE	August 2009

RELOCATION ALLOWANCE
Relocation Allowance
A relocation allowance of one (1) month annual base salary will be provided, capped at $20,000. This amount will be subject to tax withholding. This amount will be processed after your start or transfer date. You should request this allowance through Bristol. This allowance is provided to cover the myriad of relocation expenses that might be incurred that are not specifically stated as directly reimbursable by Intuit. Expenses that might fall under this category are:
•	Shipping of items not covered by the Household Goods Shipment provisions described previously

•	Removal or installation of articles not paid under the moving guideline

•	Charges for transportation or boarding of pets

•	Appraisals of antiques or art objects for insurance purposes

•	Motor vehicle registration fees

•	Cleaning or repairs

•	Extermination, fumigation

•	Removal, installation of window coverings

•	Deposits

•	Utility and phone hookups

•	Driver’s license
It is the employee’s responsibility to manage these costs so that the allowance will be sufficient to meet your needs. You may keep any unused portion of these funds.
Although Intuit does not require receipts, it is important that you keep receipts of all your expenses to assist you when filing your tax return at year-end.
LEASE TERMINATION
Lease Termination
Rental obligations arising from the cancellation of a lease will be reimbursed up to a maximum of three (3) months’ rent at the old location and any security deposit lost due to early termination. The employee is to provide a copy of the lease and written proof of payment.

EXECUTIVE	August 2009

MISCELLANEOUS
Paid Time Off
Paid time away from work will be limited to five days. Absences must be approved by the employee’s manager and are limited to the following uses: final move to new location; closing on either sale of old home or purchase of new home; and packing and loading days for shipment of personal household goods and unpacking at final destination.
Medical Coverage
Special attention should be paid to your medical benefits during this time. The company’s medical plans may be network-oriented. If your family does not join you immediately, they may not qualify for full medical benefits because they are outside the network. It is important that you are informed about the medical benefits you and your family will receive during the transition to your new location. Contact Human Resources at 1-800-819-1620 to discuss your specific situation.
Personal Legal Matters
If you are relocating out of your current state, consider how your relocation could affect your wills and estate planning. It is advisable to review your estate plan with an estate lawyer familiar with the laws in your new location.
Relocation Repayment Agreement
Moving an employee requires a substantial investment on Intuit’s part. Therefore, if you voluntarily resign from Intuit within one (1) year of your hire or transfer date or during your relocation, no further relocation benefits, including reimbursements, will be paid to you and you will be required to reimburse Intuit for the cost of the relocation per the terms and conditions outlined in your Relocation Repayment Agreement. Please sign and return this Agreement to Intuit, as benefits will not be processed without this being completed.

EXECUTIVE	August 2009

Relocation Repayment Agreement
1. I agree to enter into this Relocation Repayment Agreement in consideration of receiving benefits pursuant to Intuit’s Relocation Policy in connection with my hire or transfer by Intuit.
2. I agree that should I resign my employment during my relocation or within one (1) year from my start or transfer date, I shall not be entitled to receive any further relocation benefits, including reimbursements.
3. I agree that should I resign my employment within one (1) year from my start or transfer date, I will reimburse Intuit a pro rata portion of any and all relocation expenses that were made to me or on my behalf in connection with my relocation and subsequent move. The proration will be made by subtracting the number of months since my start or transfer date from twelve, dividing that total by twelve and then multiplying that result by the amount of all relocation benefits paid to me or made on my behalf.
4. I agree that Intuit may recover any pro rata portion of relocation benefits due under Paragraph 3 above, by deducting such amounts from my final paycheck or from any other payments Intuit would otherwise make to me, as allowed by law, and I hereby expressly authorize Intuit to make such deductions. In the event such deductions are insufficient to cover the total refund reimbursement, I agree to pay Intuit all remaining amounts within 14 days of my resignation.
5. I agree that all relocation expenses not submitted to Bristol within one (1) year of my start or transfer date are my responsibility, and will not be reimbursed by Intuit.
6. I understand that the relocation benefits offered to me pursuant to the Relocation Policy constitute all the relocation benefits for which I am eligible to receive. Changes to my relocation benefits must be made in writing and are subject to the necessary approvals for such changes. I further agree that nothing in this Relocation Repayment Agreement is intended to create a contract or a guarantee of employment by Intuit. I understand and agree that my employment is at will and that Intuit or I may terminate it at any time.
7. This is the entire agreement between you and the Company with respect to relocation repayment and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter.

Employee Signature	Date	Social Security # Relocation Tax Purposes

Print Name

EXECUTIVE	August 2009

HOME SALE BENEFIT
Unassisted Sale of Existing Primary Residence
The employee may elect to sell the home unassisted by Bristol and decline to use Intuit’s Home Sale Program/Buyer Value Option to minimize tax expenses. The unassisted sale of the home by the employee is not encouraged by Intuit; but in the event the employee chooses to sell the home outside of Intuit’s home sale program, the employee will be reimbursed the normal costs to sell the home (normal and customary closing costs) as specified below, but will not receive tax protection from Intuit on those reimbursed amounts and will not be eligible to receive the Home Marketing Allowance or Home Sale Incentive payments as described below.
Assisted Sale of Existing Primary Residence under Intuit’s Home Sale Program
Selling your current home is one of the most important aspects of the relocation program. As such, Intuit provides a professionally administered home sale assistance plan through Bristol, which offers several excellent benefits including:
•	A resale plan that significantly reduces the tax burden to you and Intuit

•	Selection and management of brokers and other service providers

•	Reduced costs and fewer expense reimbursement requests

•	Objective advice concerning repairs and remodeling prior to offering home for sale

•	Assistance in pricing, resale strategy and negotiations

•	Reimbursement (from Intuit) of normal costs to sell the home
Home Marketing Allowance
You are eligible for a marketing allowance up to $3000 to be reimbursed by the company through Bristol to help you sell your home. This allowance is intended to help you receive the highest possible offer and can be used as follows:
•	Seller incentives, such as homeowner’s association fees, home warranty, decorating allowance or buyer’s closing costs

•	Agent incentives

•	Repair allowance

•	Staging of the home
Home Sale Incentive Program
Intuit offers a Home Sale Incentive program that will pay the employee up to:
•	2% of the home sale price if the home is under contract within 60 days of the listing date

•	1.5% of the home sale price if the home is under contract between 61 and 90 days of the listing date

•	1% of the home sale price if the home is under contract between 91 and 120 days of the listing date
The employee is required to utilize the Home Sale Assistance program described in the next section. This incentive will be paid to employee at the time of the equity reimbursement from Bristol under the Home Sale Assistance program. This amount will be subject to tax withholding.

EXECUTIVE	August 2009

HOME SALE BENEFIT (continued)
Eligibility for Home Sale Assistance
Each employee is responsible for the sale of his/her primary owned residence, subject to the following guidelines and restrictions:
1.	Definition of Eligible Property. To be eligible for Home Sale Assistance, the residence must be a single unit (house), or two family residence, town home or condominium and is the present principal dwelling of the transferring employee. Vacant land, mobile homes, boats, cooperatives, single family dwellings with excess of 5 acres, vacation homes, summer cottages, and property held for investment are not eligible.

2.	Ownership and Title. The home must be the primary residence of the employee, owned by the employee and/or the employee’s spouse or significant other on the date the employee is requested in writing by Intuit to relocate. The employee must be able to deliver clear title to the property.

3.	Condition and Requirements. The home must meet the following requirements:
•	The home must be completed, that is, not under construction or undergoing renovation.

•	The home must be a one-or two-family principal residence. Vacation homes, second homes, mobile homes, vacant land and cooperatives are excluded from eligibility.

•	The home must not contain or be built near hazardous materials.
4.	Real Estate Broker. The real estate broker selected to list the home for sale must be approved by Bristol prior to listing the home, and include an Exclusion Clause in the listing contract (content of waiver will be provided and approved by Bristol).

5.	Pricing of the Home. Bristol will provide the employee with valuation, pricing information, repair and improvement advice prior to placing the primary residence on the market for sale:
•	Two (2) up-front appraisals are required to establish the list price of the property. The Bristol Mobility Advisor will assist throughout the appraisal process in choosing and selecting the appropriate qualified Employee Relocation Council (ERC) Certified Appraisers. Once the appraisals have been completed, the appraiser will return a value to Bristol within 7-10 days and Bristol will review the information and pricing with the employee. If the appraisals are more than 5% apart on value, a third appraisal will be ordered and the average of the two closest appraisals will be used to establish the listing guidelines. The employee then can list the home not to exceed 105% of the average of the two closest appraisals that have been established. Bristol will review the necessary information with the employee to make sure they are following the guidelines.

•	In addition to the two appraisals, two (2) Broker Market Analyses (BMA’s) will be secured from mutually acceptable real estate brokers at Bristol’s request and direction. These agents will present marketing material to the employee as well as pricing to Bristol. Bristol will present this information to the employee in helping choose the most appropriate real estate agent.

EXECUTIVE	August 2009

HOME SALE BENEFIT (continued)
6.	Accepting Sales Offers. When an offer is received on the home, the employee must not sign the offer nor accept any earnest monies from the buyer or broker. Bristol will review the terms and conditions of the offer to ensure that it is bona fide, that the buyer is qualified, and that the terms and net amount of the offer (calculated according to the provisions of this guideline) are acceptable to the employee. If these conditions are met, Bristol will extend to the employee a written contract to purchase the home at an amount and terms equal to the offer. This is known as a Buyer Value Option Sale. This written offer from Bristol is the only contract of sale the employee will sign.

7.	Buyer Value Option Home Sale. Intuit has provided a Bristol — administered program as a means of minimizing the tax burden to both Intuit and the employee. Adherence to all steps of the home sale guidelines (i.e., selling the home to Bristol, and their subsequent sale to the buyer) is required to provide the optimum tax advantage and protection on costs to sell the home in the old location. An employee’s failure to conform fully to the guideline requirements of this section may jeopardize the tax integrity of the program. In the event that an employee’s actions compromise the tax advantages of the guidelines, the employee will be responsible for the personal income taxes on all reimbursed amounts, and no tax assistance will be provided from company on resale costs.

8.	Loan Payoff. The existing financing on the home, if any, will remain in place at the discretion of Bristol until the sale to the ultimate buyer closes. Bristol will make mortgage payments on behalf of the employee once the home has been sold to Bristol. At closing of the ultimate sale, the loan will be paid in full.

9.	Financial Responsibilities of Employee. The employee is responsible for:
•	All costs of maintaining the home (mortgage, homeowner’s dues, taxes, insurance, utilities, and maintenance) until the contract date or vacate date, whichever is later, between Bristol and the employee

•	Required repairs as a result of the buyer’s inspection

•	Any seller concessions or seller paid discount points for the buyer

•	Any costs associated with “curing” defects in title
Bristol will account for these costs in their calculation of the employee’s equity. The employee will not be required to make any up-front payments. Those payments will be made by Bristol on behalf of the employee, from funds withheld from the employee’s final equity settlement. All equity payments to the employee will be made by Bristol.

EXECUTIVE	August 2009

HOME SALE BENEFIT (continued)
10.	Financial Responsibilities of Intuit and Bristol. The normal and customary costs to sell the home will be paid by Intuit through Bristol at closing to the ultimate buyer. The employee who utilizes the buyer value home sale provisions of these guidelines will not pay specific costs which include:
•	Standard real estate broker’s commission for the area

•	Legal, escrow fees, and/or attorney’s fees

•	Title insurance (if customarily paid by the seller)

•	Reasonable closing expenses customarily paid by the seller, to include:
•	Revenue stamps

•	Recording fees

•	Mortgage cancellation fees

•	Transfer taxes

•	Lender required inspections

•	Application fee

•	Mortgage pre-payment penalties up to a maximum of $5,000
Disclosure
Disclosure is defined as the duty of the seller to make known or public to a buyer the condition of the property, particularly any defect that could affect its value, habitability or desirability. Failure to do so could constitute, at a minimum, misrepresentation and more likely, fraud.
It is, therefore, your responsibility as the homeowner to disclose the full condition of your property to Bristol and any potential buyers. Please be advised that some states require by law a separate, specific disclosure form for all property transfers. Additional forms are required by the state of California, and if appropriate, will be provided to you by your Mobility Advisor. Your Mobility Advisor will also advise you accordingly if completion of such a form is required in your departure location.
Should you generate a sale, all inspections must be disclosed to the buyer. Your agent, however, should encourage the buyer to have their own inspections performed at their own expense.
Should you fail to disclose complete and accurate information which is subsequently discovered, you may be held responsible for all expenses involved in correcting the defects and any possible litigation as a result of non-disclosure.

EXECUTIVE	August 2009

HOME PURCHASE BENEFIT
Home Purchase Assistance
Your Mobility Advisor can refer you to a Realtor who is a member of their Network Program. These real estate professionals are accustomed to working with relocating employees and are qualified to assist you with area counseling and home finding services. In addition, use of a preferred Realtor will better enable your Mobility Advisor to monitor your Realtor’s performance and help you maximize the benefits under these relocation guidelines.
If you wish to work with a specific agent, you must notify your Mobility Advisor prior to your home finding trip. Your Mobility Advisor will talk with the agent to confirm that they have the necessary qualifications to assist you.
Purchase Closing Costs
There are numerous expenses associated with the closing of a new home. Intuit will arrange for you to be reimbursed for normal and customary buyer’s expenses, provided that the new home closing occurs within one (1) year of your initiation date.
Reimbursement of these items will be coordinated by Bristol and will be considered taxable income. Loan origination fees and/or discount points are considered tax deductible; therefore, a tax gross-up is not required and will not be provided. However, the remaining non-recurring closing costs will be grossed-up for tax purposes. By utilizing an Intuit approved lender, the reimbursable costs can be direct billed to Bristol. This does not apply to executive officers covered by the restrictions of Sarbanes/Oxley Act.
Those fees and charges most commonly covered are:
Non-recurring Closing Costs:
•	Title insurance (when applicable)

•	Transfer taxes (when applicable)

•	Reasonable attorney fees

•	Real estate appraisal

•	Credit report

•	Recording fees

•	Survey expense (if required)

•	Title search, examination and opinion

•	State deed tax

•	Inspections required by lender, such as pest, structural/mechanical, water/well, septic, and radon, up to a maximum of $500

•	Notary fees
Loan Origination Fees/Discount Points:
If your destination agent participates in the Broker Network program, loan origination fees/discount points will be paid in addition to non-recurring costs, up to a maximum of 1%. Otherwise, points will not be reimbursed.

EXECUTIVE	August 2009

HOME PURCHASE (Continued)
The following costs will not be reimbursed:
•	Real estate agent’s commissions

•	Property tax, insurance or interest

•	Expenses normally charged to the seller

•	Soil reports (geological surveys)

•	Home warranty insurance program

•	Private mortgage insurance

•	Improvement assessments by State, City, County taxing authorities

EXECUTIVE	August 2009